SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): July 24, 1998







                       CNL AMERICAN PROPERTIES FUND, INC.
               (Exact Name of Registrant as Specified in Charter)



            Florida                      0-28380               59-3239115
 (State or other jurisdiction   (Commission File Number)      (IRS Employer
       of incorporation)                                   Identification No.)


                     400 East South Street                        32801
                       Orlando, Florida                         (Zip Code)
           (Address of principal executive offices)



       Registrant's telephone number, including area code: (407) 422-1574


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Item 5.       Other Events.

         A special committee (the "Special Committee") consisting of the Independent Directors retained the investment banking firms of Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Smith Barney, Inc. (the "Advising
Firms") to advise the Special Committee regarding strategic alternatives designed to maximize stockholder value. On July 17, 1998, the Advising Firms presented their findings and supporting financial information to the Special Committee. Based on the reports of the Advising Firms and its own analyses, on July 20, 1998, the Special Committee unanimously agreed to present the recommendations described below to the full Board of Directors. The full Board of Directors unanimously adopted the recommendations of the Special Committee at a meeting held on July 24, 1998.

       In summary, the Special Committee concluded that the best means to maximize stockholder value would be for the Company to (i) significantly increase the size of the Company by acquiring from affiliates of the Company's Advisor portfolios of properties similar to those currently held by the Company;
(ii) become internally advised; (iii) acquire internal real estate development capability by acquiring the Advisor; (iv) expand its mortgage lending capabilities by acquiring an affiliate of the Advisor, thus allowing the Company to offer a full range of financing options to restaurant operators; and (v) list its common stock on a national stock exchange, assuming market conditions are favorable.

       Recommendation to Acquire CNL Funds' Restaurant Portfolios. The Special Committee recommended that the Company proceed to take the steps necessary to offer to acquire for securities of the Company the portfolios of restaurant properties and certain related restaurant businesses owned by 18 CNL Income Funds and eight CNL Income & Growth Funds (collectively, the "CNL Funds"). The CNL Funds are Florida limited partnerships that were formed from 1985 to 1997 by affiliates of CNL Group, Inc. and currently own or have invested in, in the aggregate, over 775 restaurant properties. Similar to the restaurant properties owned by the Company, the restaurant properties owned by the CNL Funds are generally leased on a triple-net basis to operators of selected national and regional fast-food, family-style, and casual dining restaurant chains. The acquisition of the CNL Funds' restaurant portfolios would result in the Company becoming one of the largest owners of restaurant properties in the United States with over $1.3 billion in assets.

       Recommendation to Acquire CNL Restaurant Related Entities. The Special Committee also recommended that the Company become an internally advised restaurant REIT and become a full-service development and financing entity by acquiring, in exchange for securities of the Company, the restaurant related activities conducted by CNL affiliates. The Special Committee recommended the Company acquire CNL Fund Advisors, Inc. (the "Advisor") and CNL Financial Corporation ("CFC"). Their businesses are described below.

       Since its inception, the Advisor has been the Company's advisor and, as such, has been responsible for the day-to-day operations of the Company, including investment analysis, acquisitions, due diligence, asset management and accounting services. CNL Restaurant Development, Inc., a company which develops restaurant properties for the Company and some of the CNL Funds, recently was merged with and into the Advisor. As a result of that merger, the Advisor now has restaurant development capabilities. The acquisition by the Company of the Advisor would give the Company internal administrative, management, acquisition and development capability.

       CFC funds mortgage loans on restaurant properties comparable to the restaurant properties currently owned by the Company. After funding the mortgage loans, CFC "securitizes" such loans by contributing them to a securitization entity which subsequently issues trust certificates representing beneficial ownership interests in the pool of mortgage loans and the proceeds received by the securitization entity are remitted to CFC. The acquisition of CFC would permit the Company to significantly expand its mortgage lending capabilities, thus allowing the Company to offer a full range of financing alternatives to restaurant operators.

                                                       - 1 -

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       Recommendation  to  List  Company  Shares.  The  Special  Committee  also recommended that the Company provide increased liquidity and a trading market for its securities by listing its common stock on a national stock exchange. The Special Committee recommended that the Company seek to list its common stock either concurrently with the acquisitions described above or as shortly thereafter as market conditions are deemed to be favorable for such listing. The Special Committee further recommended that the Company evaluate a public offering of its common stock concurrently with the listing of its shares.

       The acquisitions of the CNL Funds' portfolios and the CNL restaurant related entities are subject to the Company negotiating acceptable purchase prices and other acquisition terms with each of the sellers and to obtain approval of the acquisitions by the limited partners of the CNL Funds and the shareholders of the other CNL restaurant related entities. Accordingly, the acquisition of such entities is not assured.

       In addition, in order to effect the acquisitions, the Company will need to increase its authorized common stock, which requires the approval of the Company's stockholders. It is expected that the request for a vote on such increase will be presented to the stockholders in early 1999. In connection with such vote, complete information on the proposed transaction will be delivered to the Company's stockholders. Prior to seeking that vote, the Company will obtain and furnish to the stockholders an opinion of a third party that the consideration proposed to be paid by the Company for the acquisitions is fair to the Company from a financial point of view.

                                                       - 2 -

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                                          CNL AMERICAN PROPERTIES FUND, INC.


Dated:  July 24, 1998                     By:       /s/ Robert A. Bourne
                                                   ---------------------------
                                                   ROBERT A. BOURNE, President


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